Exhibit 99.1

For Immediate Release

Date: July 19, 2018

Contact:	Robert M. Mahoney
President and Chief Executive Officer

Phone:	617-484-6700
Email:	robert.mahoney@belmontsavings.com

BSB Bancorp, Inc. Reports Second Quarter Results – Year Over Year Earnings Growth of 51.2%

BELMONT, MA, July 19, 2018 (PR Newswire) - BSB Bancorp, Inc. (NASDAQ-BLMT) (the "Company"), the holding company for Belmont Savings Bank (the "Bank"), a state-chartered savings bank headquartered in Belmont, Massachusetts, today reported net income of $6.1 million or $0.65 per diluted share for the quarter ended June 30, 2018 compared to net income of $4.0 million or $0.43 per diluted share for the quarter ended June 30, 2017 or an increase of 51.2% in net income. Excluding the one-time impact of the Tax Cuts and Jobs Act ("Tax Reform Act") in the fourth quarter of 2017, the Bank has had 20 consecutive quarters of earnings growth. For the six months ended June 30, 2018, the Company reported net income of $12.1 million or $1.29 per diluted share as compared to net income of $7.7 million or $0.83 per diluted share for the six months ended June 30, 2017 or an increase in net income of 57.3%.
Robert M. Mahoney, President and Chief Executive Officer, said, "Strong loan growth, good expense control and solid credit risk management continue to drive our consistent earnings growth. Competition for deposits is keen and has impacted our margin."

NET INTEREST AND DIVIDEND INCOME
Net interest and dividend income before provision for loan losses for the quarter ended June 30, 2018 was $15.1 million as compared to $13.9 million for the quarter ended June 30, 2017 or an 8.3% increase. The provision for loan losses for the quarter ended June 30, 2018 was $726,000 as compared to $707,000 for the quarter ended June 30, 2017 or a 2.7% increase. The combination of these items resulted in an increase of $1.1 million or 8.6% in net interest and dividend income after provision for loan losses for the quarter ended June 30, 2018 as compared to the quarter ended June 30, 2017.
Net interest and dividend income before provision for loan losses for the six months ended June 30, 2018 was $30.2 million as compared to $27.2 million for the six months ended June 30, 2017 or an 11.1% increase. The provision for loan losses for the six months ended June 30, 2018 was $1.0 million as compared to $1.5 million for the six months ended June 30, 2017 or a 34.8% decrease. The decrease in the provision for loan losses was driven by improvements in the factors used to estimate the allowance for loan losses as well as the elimination of the specific reserve on an impaired loan that was sold. The combination of these items resulted in an increase of $3.6 million or 13.9% in net interest and dividend income after provision for loan losses for the six months ended June 30, 2018 as compared to the six months ended June 30, 2017.

NONINTEREST INCOME
Noninterest income for the quarter ended June 30, 2018 was $1.7 million as compared to $995,000 for the quarter ended June 30, 2017 or an increase of 72.0%. This increase was driven by $1.0 million in fee income recognized on loan-level derivative agreements we entered into during the quarter. Partially offsetting this increase was a decrease in net gains on sales of loans of $314,000 due to a lower number of loans sold.
Noninterest income for the six months ended June 30, 2018 was $2.6 million as compared to $1.6 million for the six months June 30, 2017 or an increase of 60.2%. This increase was driven by loan-level derivative income of $1.0 million.
NONINTEREST EXPENSE
Noninterest expense for the quarter ended June 30, 2018 was $7.8 million as compared to $7.6 million for the quarter ended June 30, 2017 or an increase of 2.0%.
•	Salaries and employee benefits increased $233,000 or 4.9% driven by merit increases, additional staffing and commissions related to higher loan originations.

•
Director compensation decreased $129,000 or 36.2% driven by reduced stock-based compensation expense as the majority of stock awards granted under the 2012 Equity Incentive Plan were fully expensed in the fourth quarter of 2017.

•	Deposit insurance expense increased by $79,000 or 19.0% driven by asset growth.

Noninterest expense for the six months ended June 30, 2018 was $15.5 million as compared to $15.1 million for the six months ended June 30, 2017 or an increase of 2.3%.

•	Salaries and employee benefits increased $436,000 or 4.6% driven by merit increases, additional staffing and commissions related to higher loan originations.

•
Director compensation decreased $237,000 or 36.0% driven by reduced stock-based compensation expense as the majority of stock awards granted under the 2012 Equity Incentive Plan were fully expensed in the fourth quarter of 2017.

•	Deposit insurance expense increased by $166,000 or 20.3% driven by asset growth.
Our efficiency ratio improved to 46.4% for the quarter ended June 30, 2018 from 51.2% for the quarter ended June 30, 2017 and to 47.1% for the six months ended June 30, 2018 from 52.4% for the six months ended June 30, 2017 as we continue to grow the balance sheet and manage costs. A talented and committed colleague team along with continued operational enhancements have contributed to the improvement in our efficiency ratio.
INCOME TAXES
We recorded a provision for income taxes of $2.2 million for the quarter ended June 30, 2018, compared to a provision for income taxes of $2.6 million for the quarter ended June 30, 2017, reflecting effective tax rates of 26.8% and 39.1%, respectively. We recorded a provision for income taxes of $4.3 million for the six months ended June 30, 2018, compared to a provision for income taxes of $4.5 million for the six months ended June 30, 2017, reflecting effective tax rates of 26.2% and 37.0%, respectively. The decrease in the effective tax rate was driven by a reduction in the federal income tax rate from 35% to 21% that became effective on January 1, 2018.

BALANCE SHEET
At June 30, 2018, total assets were $2.91 billion, an increase of $232.5 million or 8.7% from $2.68 billion at December 31, 2017. The Company experienced net loan growth of $242.4 million or 10.6% from December 31, 2017 to June 30, 2018. One-to-four family residential real estate loans and commercial real estate loans increased by $187.8 million and $87.3 million, respectively. Partially offsetting these increases were decreases in construction loans of $14.6 million, indirect auto loans of $10.4 million and home equity lines of credit of $6.9 million. The asset growth was primarily funded by growth in federal home loan bank advances and deposits.
At June 30, 2018, deposits totaled $1.83 billion, an increase of $82.6 million or 4.7% from $1.75 billion at December 31, 2017. Core deposits, which we consider to include all deposits other than CDs, increased by $5.1 million or 0.4% from $1.247 billion at December 31, 2017 to $1.252 billion at June 30, 2018. Hal R. Tovin, Executive Vice President and Chief Operating Officer, said "Deposit growth continued in the first half of the year with the introduction of competitive retail products, as well as a strategic focus on not for profit customer acquisition. In addition, the implementation of cash management services continue to expand our municipal banking relationships."
Total stockholders' equity increased by $13.2 million or 7.4% from $178.0 million as of December 31, 2017 to $191.2 million as of June 30, 2018. This increase is primarily the result of earnings of $12.1 million and a $1.2 million increase in additional paid-in capital related to stock-based compensation.
ASSET QUALITY
Asset quality remains strong. The allowance for loan losses in total and as a percentage of total loans as of June 30, 2018 was $17.3 million and 0.68%, respectively, as compared to $16.3 million and 0.71%, respectively, as of December 31, 2017.  For the six months ended June 30, 2018, the Company recorded net charge offs of $17,000, as compared to net charge offs of $32,000 for the six months ended June 30, 2017. Total non-performing assets were $773,000 or 0.03% of total assets as of June 30, 2018 and $1.4 million or 0.05% of total assets as of December 31, 2017.
Company Profile
BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. The Bank provides financial services to individuals, families, municipalities and businesses through its six full-service branch offices located in Belmont, Watertown, Cambridge, Newton and Waltham in Southeast Middlesex County, Massachusetts. The Bank's primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company's common stock is traded on the NASDAQ Capital Market under the symbol "BLMT." For more information, visit the Company's website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, the Company's ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged, changes in the securities market, and other factors that are described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)

	June 30, 2018	December 31, 2017
	(unaudited)
ASSETS
Cash and due from banks	$2,087	$1,771
Interest-bearing deposits in other banks	101,615	109,117
Cash and cash equivalents	103,702	110,888
Interest-bearing time deposits with other banks	2,415	2,440
Investments in available-for-sale securities	4,042	16,921
Investments in held-to-maturity securities (fair value of $149,932 as of
June 30, 2018 and $158,385 as of December 31, 2017)	153,654	160,090
Federal Home Loan Bank stock, at cost	40,082	32,382
Loans held for sale	4,104	-
Loans, net of allowance for loan losses of $17,296 as of
June 30, 2018 and $16,312 as of December 31, 2017	2,539,318	2,296,958
Premises and equipment, net	2,335	2,254
Accrued interest receivable	6,950	6,344
Deferred tax asset, net	5,924	5,794
Income taxes receivable	476	53
Bank-owned life insurance	37,496	36,967
Other assets	8,612	5,474
Total assets	$2,909,110	$2,676,565

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$194,700	$221,462
Interest-bearing	1,639,163	1,529,789
Total deposits	1,833,863	1,751,251
Federal Home Loan Bank advances	855,250	723,150
Securities sold under agreements to repurchase	3,999	3,268
Accrued interest payable	2,004	1,594
Deferred compensation liability	8,232	7,919
Other liabilities	14,554	11,354
Total liabilities	2,717,902	2,498,536
Stockholders' Equity:
Common stock; $0.01 par value per share, 100,000,000 shares authorized; 9,748,669 and 9,707,665
shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	97	97
Additional paid-in capital	95,741	94,590
Retained earnings	98,943	86,884
Accumulated other comprehensive (loss) income	(17)	89
Unearned compensation - ESOP	(3,556)	(3,631)
Total stockholders' equity	191,208	178,029
Total liabilities and stockholders' equity	$2,909,110	$2,676,565

Asset Quality Data:
Total non-performing assets	$773	$1,376
Total non-performing loans	$758	$1,376
Non-performing loans to total loans	0.03%	0.06%
Non-performing assets to total assets	0.03%	0.05%
Allowance for loan losses to non-performing loans	2281.79%	1185.47%
Allowance for loan losses to total loans	0.68%	0.71%

Share Data:
Outstanding common shares	9,748,669	9,707,665
Book value per share	$19.61	$18.34

Consolidated Capital Ratios:
Common Equity Tier 1 Risk-Based Capital Ratio	10.51%	10.35%
Tier 1 Risk-Based Capital Ratio	10.51%	10.35%
Total Risk-Based Capital Ratio	11.46%	11.30%
Leverage Ratio	6.82%	6.97%

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Interest and dividend income:
Interest and fees on loans	$22,320	$17,508	$43,018	$33,895
Interest on taxable debt securities	823	849	1,771	1,624
Dividends	450	290	834	546
Other interest income	289	117	678	205
Total interest and dividend income	23,882	18,764	46,301	36,270
Interest expense:
Interest on deposits	5,427	2,988	9,849	5,601
Interest on Federal Home Loan Bank advances	3,350	1,827	6,209	3,458
Interest on securities sold under agreements to repurchase	2	1	3	2
Total interest expense	8,779	4,816	16,061	9,061
Net interest and dividend income	15,103	13,948	30,240	27,209
Provision for loan losses	726	707	1,001	1,536
Net interest and dividend income after provision
for loan losses	14,377	13,241	29,239	25,673
Noninterest income:
Customer service fees	205	199	406	382
Income from bank-owned life insurance	261	294	529	546
Net gain on sales of loans	24	338	336	347
Loan servicing fee income	88	101	205	217
Loan level derivative income	1,032	-	1,032	-
Other income	101	63	96	133
Total noninterest income	1,711	995	2,604	1,625
Noninterest expense:
Salaries and employee benefits	5,022	4,789	9,883	9,447
Director compensation	227	356	422	659
Occupancy expense	236	232	500	498
Equipment expense	93	103	175	227
Deposit insurance	495	416	984	818
Data processing	729	694	1,463	1,388
Professional fees	283	270	544	558
Marketing	248	283	514	561
Other expense	463	502	991	965
Total noninterest expense	7,796	7,645	15,476	15,121
Income before income tax expense	8,292	6,591	16,367	12,177
Income tax expense	2,224	2,579	4,289	4,499
Net income	$6,068	$4,012	$12,078	$7,678
Earnings per share
Basic	$0.68	$0.45	$1.35	$0.87
Diluted	$0.65	$0.43	$1.29	$0.83

Return on average assets	0.87%	0.69%	0.89%	0.68%
Return on average equity	12.93%	9.56%	13.14%	9.32%
Interest rate spread	1.97%	2.30%	2.04%	2.31%
Net interest margin	2.16%	2.44%	2.22%	2.45%
Efficiency ratio	46.37%	51.16%	47.12%	52.44%
Net charge-offs	$14	$-	$17	$32